REVOLVING PURCHASE, LOAN AND SECURITY AGREEMENT

THIS REVOLVING PURCHASE, LOAN AND SECURITY AGREEMENT (“Agreement”) is made as of June 1, 2021 (“Effective Date”), by and among UNIQUE LOGISTICS INTERNATIONAL, INC., a Nevada corporation (“Parent”), UNIQUE LOGISTICS HOLDINGS, INC., a Delaware corporation (“Holdings”) UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC, a Delaware limited liability company (“New York”), UNIQUE LOGISTICS INTERNATIONAL (BOS), INC., a Massachusetts corporation (“Boston” and, together with Parent, Holdings and New York, collectively, “Seller”), and TBK BANK, SSB, a Texas State Savings Bank (“Purchaser”).

1.Definitions and Index to Definitions. The terms used herein shall have the meanings identified on Exhibit “1” affixed hereto. All capitalized terms used in this Agreement but not specifically defined herein shall have the meanings ascribed to them by the UCC.

2.Sale; Purchase Price; Advances

2.1Seller shall offer for sale to Purchaser as absolute owner and with full recourse, on Schedules of Accounts, all of Seller’s now existing and later created Accounts due from Specified Account Debtors. Each Schedule of Accounts shall be duly executed by Seller and accompanied by Invoice Documentation and such other documentation as Purchaser shall from time to time request supporting and evidencing each Account.

2.2At the time each Schedule of Accounts is delivered by Seller to Purchaser, Seller must offer for sale to Purchaser all Accounts owed to Seller by the Specified Account Debtors set forth therein and any Account created thereafter owing by such Specified Account Debtors.

2.3Seller shall not, without the prior written consent of Purchaser in each instance, change or modify the terms of the original Invoice or Invoice Documentation relating to any Specified Account Debtor, Purchased Account or Accounts as are listed from time to time on each Schedule of Accounts.

2.4Purchaser may, in its sole and exclusive discretion, elect to purchase from Seller such Accounts owing by Specified Account Debtors as Purchaser elects to purchase. Accounts owing by Specified Account Debtors that are at any time deemed or accepted by Purchaser as an Eligible Account, or otherwise included in the Formula Amount, shall be deemed Purchased Accounts.

2.5As consideration for the assignment and sale of a Purchased Account to Purchaser, Purchaser shall pay to Seller the Purchase Price for such Account after such Account is Closed.

2.6At Seller’s request, Purchaser may make loans and advances to Seller (collectively, “Advances”) up to an aggregate amount at any time outstanding not to exceed the lesser of the Maximum Facility and the Formula Amount. Advances shall be disbursed to Seller in such manner as Seller and Purchaser may mutually agree from time to time, may be charged by Purchaser to the Ledger Account and, unless repayment thereof is sooner demanded or required in accordance with the terms hereof, are due and payable upon termination or expiration of this Agreement. Without limiting the foregoing, if at any time the aggregate outstanding Advances exceed the Availability, or the Ledger Account is negative, Seller shall immediately repay to Purchaser the amount of such excess or deficiency.

2.7Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts, and honor requests for an Advance, upon telephonic, facsimile, electronic mail or other instructions received from any officer, employee or representative of Seller.

2.8Purchaser may from time to time decline to purchase any Account or chargeback to Seller any Purchased Account that at any time ceases to be an Eligible Account. Purchaser shall, in lieu of payment of any Purchase Price for such Account, credit the Ledger Account, after such Account is Closed, with the cash proceeds received by Purchaser in good funds in respect of such Account. Notwithstanding the repurchase of an Account by Seller or the election by Purchaser to chargeback to Seller an Account, Purchaser shall retain its security interest in such Account as security for full payment and performance of all Obligations.

3.Ledger Account.

3.1Purchaser shall be entitled to charge the Ledger Account for, or to make an Advance to Seller to pay (and apply the proceeds of such advance to pay), any Obligation or other amount due from Seller to Purchaser hereunder.

3.2Any available balance in the Ledger Account, including as a result of amounts credited by Purchaser to the Ledger Account in respect of an Account, shall be applied first to the outstanding Advances and then, after all such Advances are paid in full and Complete Termination occurs, released to Seller.

3.3Purchaser shall provide Seller with internet accessible view access to the Ledger Account or, absent such internet accessible access, shall provide Seller with periodic statements for transactions posted to the Ledger Account, such periodic statements to be provided to Seller no less frequently than Purchaser provides to its customers generally.

4.Exposed Payments. Upon termination of this Agreement, Seller shall pay to Purchaser (or Purchaser may retain or hold in a non-segregated non-interest bearing account) the amount of all Exposed Payments (the “Preference Reserve”). Purchaser may charge the Preference Reserve with the amount of any Exposed Payments that Purchaser pays to the bankruptcy estate of the Payor that made the Exposed Payment, on account of a claim asserted under Section 547 of the Bankruptcy Code. Purchaser shall refund to Seller the Preference Reserve after a period of ninety (90) days following the date of a Complete Termination.

5.Intentionally omitted.

6.Interest and Fees. Seller shall pay to Purchaser:

6.1Interest. Interest in accordance with Schedule A.

6.2Misdirected Payment Fee. A Misdirected Payment Fee immediately upon its accrual, in an amount as described in Schedule A.

6.3Missing Notation Fee. A Missing Notation Fee on any Invoice that is sent by Seller to a Specified Account Debtor without the notice as required by Section 12.3 hereof, in an amount as described in Schedule A.

6.4Early Termination Fee. An Early Termination Fee, on the date this Agreement is terminated by the Purchaser upon or the occurrence of an Event of Default or by the Seller for any reason, in each case, other than at the end of a Term.

6.5Closing Fee. A Closing Fee, in an amount as described in Schedule A due, fully earned and non-refundable on the Effective Date and payable on the earlier of the Closing Date and thirty (30) days from the Effective Date.

6.6Factoring Fee. With respect to each Purchased Account, a Purchase Fee on the date which the Purchased Account is first included in the Formula Amount hereunder.

6.7Annual Fee. An Annual Fee, in an amount as described in Schedule A, fully earned and payable on the first day of the second year of the Term and each subsequent twelve (12) month anniversary thereof.

6.8Administrative Fee. An Administrative Fee, in the amount as described in Schedule A, fully earned and payable on the first Business Day of each month for the immediately prior month.

6.9Out-of-pocket Expenses. The reasonable out-of-pocket expenses directly incurred by Purchaser in the administration of this Agreement such as wire transfer fees, electronic funds transfer fees, and all postage fees in an amount as described in Schedule A, subject to economic adjustment at Purchaser’s sole and reasonable discretion.

6.10Field Exam Expenses. Field Exam Expenses in an amount as described in Schedule A. Unless an Event of Default has occurred, Seller shall not be required to pay for more than three field exams during any twelve-month period during the Term of this Agreement. So long as no Event of Default has occurred during the twelve (12) month period immediately following the Effective Date, Purchaser may consider reducing the number of field exams required to be reimbursed by Seller from three (3) to two (2) field examinations per twelve (12) month period.

6.11Fee Acknowledgment. It is acknowledged that the administrative overhead costs imposed upon Purchaser in respect to events giving rise to the fees under this section are difficult to ascertain, and each fee represents the Parties’ good faith effort to compensate Purchaser the agreed-upon liquidated damages without imposing upon the Parties the expensive burden of otherwise having to establish such contractual expectations.

6.12Other Charges. Such other fees and expenses as are specified in this Agreement.

7.Intentionally omitted.

8.Security Interest.

8.1Seller grants to Purchaser a continuing ownership interest in the Purchased Accounts and, to secure and as collateral security for the Obligations, Seller grants to Purchaser a continuing first priority Security Interest in the Collateral. Notwithstanding the creation of this Security Interest, the relationship of the Parties with respect to all Purchased Accounts shall be that of Purchaser and Seller and not that of lender and borrower.

9.Intentionally omitted.

10.Authorization to Purchaser

10.1Seller irrevocably authorizes Purchaser at Seller’s expense to exercise at any time any of the following powers until all of the Obligations have been paid in full: (a) in the ordinary course administration of this Agreement in accordance with the terms hereof and, upon the occurrence and during the continuance of an Event of Default, in connection with the exercise of remedies, receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser, Seller, or both, any and all proceeds of any Collateral securing the Obligations or the proceeds thereof; (b) following the occurrence and during the continuation of an Event of Default, take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon Purchaser’s Accounts; (c) following the occurrence and during the continuation of an Event of Default or in the event the same is not paid within five (5) Business Days of written demand from Purchaser to Seller therefor, pay any sums reasonably necessary to discharge any lien or encumbrance which may become senior to Purchaser’s Security Interest in any Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums interest at the Late Rate shall accrue and shall be due and payable; (d) at any time, communicate directly with Seller’s Payors to, among other things, verify the amount and validity of any Account created by Seller; and (e) file any initial Financing Statements and, thereafter, any amendments thereto that:

10.1.1Indicate the Collateral as “all assets” of the Seller or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail;

10.1.2Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any Financing Statement or amendment, including (i) whether the Seller is an organization, the type of organization, and any organization identification number issued to the Seller and, (ii) in the case of a Financing Statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates;

10.1.3Contain a notification that the Seller has granted a negative pledge to the Purchaser, and that any subsequent lienor may be tortiously interfering with Purchaser’s rights;

10.1.4Advise third parties that any notification to any of Seller’s Account Debtors will interfere with Purchaser’s collection rights; and

10.1.5File any Information Statement in the name of Seller under Section 9-518 of the UCC that Purchaser reasonably deems necessary to preserve its rights hereunder.

10.2Seller authorizes Purchaser to accept, endorse and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller. Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller’s claims, under §3-311 of the UCC, or otherwise.

10.3After an Event of Default Purchaser shall be entitled to: change the address for delivery of mail to Seller, which Seller shall not rescind or seek to rescind, and to irrevocably and exclusively authorize Purchaser to receive and open mail addressed to Seller which reasonably indicates that it constitutes or includes payment by a Payor. To the extent mail appears to be unrelated to the Collateral, the Purchased Accounts or any other interest of Purchaser, at Purchaser’s option, Purchaser may make such mail available to Seller for pick-up or remit such mail to Seller which duty in either case shall first commence three (3) days after Purchaser first receives physical possession of such mail; notify any Payor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser; extend the time of payment of, compromise or settle for cash or credit, upon any terms or conditions, any and all Accounts and discharge or release any Payor (including filing of any public record releasing any lien granted to Seller by such account debtor), without affecting any of the Obligations.

11.ACH Authorization. In order to satisfy any of the Obligations, Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller.

12.Covenants By Seller.

12.1Seller shall not, without the prior written consent of Purchaser in each instance, with respect to the Specified Account Debtors (or, after the occurrence and during the continuance of an Event of Default, all Account Debtors) (a) grant any extension of time for payment of any of its Purchased Accounts (or, after the occurrence and during the continuance of an Event of Default, all Accounts), (b) compromise or settle any Purchased Accounts (or, after the occurrence and during the continuance of an Event of Default, all Accounts) for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions or the like with respect to any of the Purchased Accounts (or, after the occurrence and during the continuance of an Event of Default, all Accounts).

12.2From time to time as reasonably requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller’s books and records and computers, and Seller shall permit and hereby irrevocably authorizes Purchaser to make copies of such books and records or extracts therefrom and all electronically stored information as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate so long as Purchaser does not disrupt or otherwise hinder the business operations of the Seller. Seller hereby irrevocably authorizes all accountants and third parties, upon written or verbal request, to promptly disclose and deliver to Purchaser at Seller’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

12.3Unless otherwise approved by Purchaser, in writing, before sending any Invoice to a Specified Account Debtor (or, after an Event of Default, to any Account Debtor), Purchaser may require Seller to mark each such Invoice with a notice of assignment in the form and manner as may be required by Purchaser which shall initially read unless Seller is notified otherwise by Purchaser: This account receivable has been assigned to and is owned by or subject to a security interest of TBK Bank, SSB and is payable only in United States Dollars. In addition, Purchaser may require each such notice of assignment (and each such Invoice) to require that all payments by wire or electronic transfer be remitted to a deposit account constituting a Collection Account, and that all payments by check be mailed to an address or lockbox constituting a Collection Account, in each instance, or such other bank account, address or lockbox as Purchaser may from time to time specify in writing.

12.4Seller shall cause all payments of Purchased Accounts to be remitted, and Seller shall instruct all Specified Account Debtors obligated in respect of Purchased Accounts to remit all payments, to a Collection Account or as otherwise directed by Purchaser. Such instruction to Account Debtors shall be in the form and manner reasonably acceptable to Purchaser. In addition, such instruction shall, at any time with respect to Specified Account Debtors and at any time after the occurrence of an Event of Default with respect to all other Account Debtors, be pursuant to a notice of assignment in the form and manner as may be required by Purchaser.

12.5Seller shall not use any of its Collection Accounts, for any purpose other than the collection and deposit of Purchased Accounts. Seller shall maintain all of its Collection Accounts at TBK Bank, SSB. Seller shall execute and deliver to Purchaser a Deposit Account Control Agreement with respect to each Collection Account of Seller. Each such Deposit Account Control Agreement shall provide for the remittance of all funds on deposit or deposited therein to Purchaser on a daily basis at all times from and after disposition instructions from Purchaser in accordance with the terms thereof. Purchaser is irrevocably authorized to give instructions pursuant to such Deposit Account Control Agreements directing the disposition of funds in such Collection Accounts to Purchaser for application to the Obligations, which instructions may be given at any time.

12.6Seller shall cause all other payments of Accounts (not including Purchased Accounts) to be remitted, and Seller shall instruct all Account Debtors (other than Specified Account Debtors) to remit, all payments to a Disbursement Account or as otherwise directed by Seller. Seller shall, at the request of Purchaser, execute and deliver to Purchaser a Deposit Account Control Agreement with respect to each Disbursement Account of Seller. Such Deposit Account Control Agreements shall provide for the remittance to Purchaser following the occurrence and continuation of an Event of Default, of funds on deposit or deposited in such Disbursement Accounts. Purchaser is irrevocably authorized, at any time an Event of Default exists, to give instructions pursuant to such Deposit Account Control Agreements directing the deposition of funds in such Disbursement Accounts to Purchaser for application to the Obligations.

12.7Seller hereby irrevocably authorizes and will direct each of its bookkeeping staff, any outside accounting firm and any vender managed service company or provider, in whatever form is requested by Purchaser, to reasonably communicate with Purchaser with regard to all bookkeeping functions and accounting aspects of Seller’s business and each shall have a continuing duty to reasonably and accurately report to Purchaser information pertaining to any and all bookkeeping, accounting and payroll functions and reporting.

12.8Seller shall not create, incur, assume or permit to exist any Security Interest in or lien (consensual or non-consensual) upon or with respect to any assets in which Purchaser now or hereafter holds a Security Interest.

12.9Notwithstanding Seller’s obligation to pay the Misdirected Payment Fee, Seller shall deposit into a Collection Account on the next banking day following the date of receipt by Seller the amount of any payment on account of a Purchased Account.

12.10Avoidance Claims. Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claim and shall pay to Purchaser on demand the amount thereof and Seller shall notify Purchaser within two Business Days of it becoming aware of the assertion of an Avoidance Claim. This provision shall survive termination of this Agreement.

12.11Seller shall maintain a Fixed Charge Coverage Ratio, tested monthly on the last day of each calendar month, of at least (a) commencing with the month ending May 31, 2021 through and including the month ending April 30, 2022, 1.00 to 1.00 and (b) commencing with the month ending May 31, 2022 and on the last day of each month thereafter, 1.20 to 1.00, in each case, calculated for the trailing twelve (12) month period then ended.

12.12Seller shall not permit the Accounts due from Specified Account Debtors to be less than 70% of the Accounts due from all Account Debtors of Seller located in the United States of America (or, any State or territory thereof).

12.13Prior to and as a condition to the initial Advances hereunder, Seller shall deliver to Purchaser evidence that, after giving effect to such Advances and the payment of all active past due accounts payable of Seller, as determined by Purchaser, the Availability, plus unrestricted cash of Seller held at a bank account at a financial institution acceptable to Purchaser and subject to a Deposit Account Control Agreement in favor of Purchaser would not be less than 10% of the Formula Amount. For the avoidance of doubt, this Section 12.13 only applies to the initial Advances made hereunder.

12.14Seller shall ensure that, immediately upon receipt of any Advance, Seller will set aside and reserve all necessary amounts that Seller is required to pay to any independent contractor that was engaged to perform services giving rise to the Purchased Accounts against which such Advance is made.

12.15Seller shall not make any Restricted Payment except to the extent such Restricted Payment satisfies the Restricted Payment Conditions.

13.Account Disputes. Seller shall notify Purchaser promptly of and, if reasonably requested by Purchaser, Seller will attempt to settle all disputes concerning any Purchased Account, at Seller’s sole cost and expense, where the Payor on such Account has made Seller or Purchaser aware of a dispute concerning the Account. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) any dispute upon such terms, as Purchaser in its sole discretion deem advisable, for Seller’s account and risk and at Seller’s sole expense. After Seller has had up to five (5) Business Days within which to Resolve the dispute, Purchaser may assume exclusive control and may exclusively Resolve any Account of Seller in Dispute. Upon the occurrence of an Event of Default only Purchaser may Resolve any Account of Seller.

14.Representation, Warranties, and Covenants. Seller represents, warrants, and, as applicable, covenants that:

14.1It is fully authorized to enter into this Agreement and to perform hereunder;

14.2This Agreement constitutes its legal, valid and binding obligation; and

14.3Seller is solvent and in good standing in the jurisdiction of its organization.

14.4The Purchased Accounts are and will remain:

14.4.1Bona fide existing obligations arising in an arms-length transaction from the provision of Goods or services to Account Debtors that are not, directly or indirectly, an Affiliate of Seller;

14.4.2Unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation;

14.5Seller has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

14.6Seller is either a corporation, limited liability company, limited partnership or other form of Registered Organization, is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary or desirable.

14.7Immediately prior to the execution and at the time of delivery of each Schedule of Accounts, Seller is the sole owner and holder of each of the Accounts described thereon and that upon Purchaser’s acceptance of each Purchased Account; it shall become the sole owner of such Purchased Account(s).

14.8No Purchased Account shall have been previously sold or transferred or be subject to any lien, encumbrance, Security Interest or other claim of any kind or nature.

14.9Seller will not factor, sell, transfer, pledge or give a Security Interest in any of its Accounts or Collateral to anyone other than Purchaser and, following the satisfaction, from the proceeds of (and substantially contemporaneously with the making of) the initial Advances hereunder, of any secured indebtedness of Seller existing prior to such initial Advances hereunder, there will be no Financing Statements on file in any public office covering any of Seller’s Collateral except the Financing Statement filed or to be filed in respect of this Agreement or those Financing Statements now on file that have been disclosed in writing by Seller to Purchaser as reflected on the attached Exhibit “2.”

14.10Seller will not authorize any Financing Statement in favor of any other entity, except Purchaser during the Term of this Agreement, and, in the event of termination, until there is a Complete Termination.

14.11Seller shall maintain its books and records in accordance with generally accepted accounting principles and shall reflect on its books the absolute sale of the Purchased Accounts to Purchaser.

14.12Seller shall furnish Purchaser, upon request, such information and statements, as Purchaser shall request from time to time regarding Seller’s business affairs, financial condition and results of its operations. Without limiting the generality of the foregoing, Seller shall provide Purchaser (a) within 30 days after each month end, (i) unaudited financial statements with respect to such month ended, and for the year to date period then ended, (ii) a coverage report, including specific named account debtor coverage, provided by Seller’s credit insurers and (iii) a Compliance Certificate (b) within 120 days after each fiscal year end, (i) annual audited financial statements, in each case, together with such certificates relating to the foregoing as Purchaser may request including, without limitation, a monthly certificate from the president and chief financial officer of Seller stating whether any Events of Default have occurred and stating in detail the nature of the Events of Default and (ii) copies of any Form 10-K Annual Report and (c) within 30 days after the end of each fiscal year, Seller’s preliminary budget for such fiscal year, in form and substance acceptable to Purchaser. Seller will furnish a borrowing base certificate, together with a current listing of all open and unpaid accounts payable and Accounts and such other items of information that Purchaser may deem necessary or appropriate from time to time, (x) each month end within 15 days of the end of the month and (y) contemporaneously with each request for an Advance.

14.13Seller will promptly notify Purchaser of (i) the filing of any lawsuit against Seller involving amounts greater than $50,000.00 or (ii) any attachment or any other legal process served or levied against Seller.

14.14The application made or delivered by or on behalf of Seller in connection with this Agreement, and all statements made therein, were and remain true and correct at the time that this Agreement is executed. There is no fact which Seller has not disclosed to Purchaser in writing which could materially adversely affect the properties, business or financial condition of Seller, or any of the Purchased Accounts or Collateral, or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

14.15In no event shall the funds paid to Seller hereunder be used directly or indirectly for personal, family, household or agricultural purposes.

14.16Seller does business under no trade or assumed names, except those listed and approved trade or assumed names in Schedule A.

14.17Any written communication that has been or will be issued by Seller to Purchaser by facsimile transmission was and will be authentic and genuine.

14.18Any electronic communication of data, whether by email, tape, disk, or otherwise, Seller remits or causes to be remitted to Purchaser shall be authentic and genuine.

14.19Seller shall be obligated to maintain proper and customary payroll services in order to insure that all employment and tax obligations are fully satisfied, including, but not limited to, the proper deductions and withholdings for all relevant tax jurisdictions, tax filing compliance, and all year-end W-2 and 1099 reporting; and Seller shall both properly calculate, file deposit and reconcile all applicable federal, state, and local taxes and provide evidence, in a form desired by and satisfactory to Purchaser, of Seller’s compliance with this subsection.

14.20Seller will develop sufficient credit data to effectively evaluate prospective customers, to administer collection of Accounts on a timely basis, and to take all steps reasonably required from time to time to establish credit and to facilitate the collection, for the benefit of Purchaser, of unpaid accounts receivable that arise under this Agreement; and Seller hereby grants to Purchaser the exclusive right to receive, retain and apply all remittances tendered in payment of such accounts receivable and irrevocably and unconditionally authorizes, permits and consents to Purchaser’s receipt, endorsement and collection of such remittances (even if made payable to Seller) and to the application by Purchaser of the sums so received in the manner provided herein, it being acknowledged by Seller that this provision is the essence of this Agreement.

14.21Seller will refrain from adjusting or settling any Purchased Account (or, following the occurrence and during the continuation of an Event of Default, any Account), without the express written consent of Purchaser, and in no event, for a sum that is less than the mark-up rates from which such Face Amount of each Account is derived.

14.22Seller will refrain from any billing or payroll practice that may be considered fraudulent (billing that Purchaser cannot verify), illegal or is likely to result in uncollectable Accounts

14.23Seller will promptly forward to Purchaser copies of every summons, subpoena, process or notice of or order for appearance in any suit or proceeding in which Purchaser may be involved and to cooperate with Purchaser’s attorneys and insurance carriers in the defense of the same.

14.24Seller will report and pay in a timely manner to the appropriate agencies all worker’s compensation insurance premiums. All such reports are to be prepared and the cost of the premiums are to be borne by Seller. Seller shall provide prompt written notice to Purchaser at any time that required worker’s compensation insurance coverage is not in effect.

14.25To the extent a Payor requires a special format invoice or statement from Seller to bill or reflect Accounts of such Payor, Seller will furnish to Purchaser a reasonable supply of such forms for submission by Purchaser to the Payor in connection with an exercise of rights or remedies by Purchaser in respect of such Accounts upon and after the occurrence of an Event of Default.

14.26Seller will file an annual Federal Unemployment Tax (FUTA) return on Form 940 and all required reports that must be filed with any state and local taxing authorities employment divisions in respect to all state and local taxing authorities worker’s compensation taxes.

14.27As of the date of each request for an Advance and after giving effect thereto, no material adverse change shall occurred in Seller’s financial conditions, business or operations.

15.Indemnification. Seller agrees to indemnify Purchaser against and save Purchaser harmless from any and all manner of suits, claims, liabilities, demands and expenses (including reasonable attorneys’ fees and collection costs) directly resulting from or directly arising out of this Agreement including the transactions or relationships contemplated hereby (including the enforcement of this Agreement), and any material failure by Seller to perform or observe its obligations under this Agreement; materiality shall be satisfied if any exposure is reasonably likely to equal or exceed $15,000.00.

16.Disclaimer of Liability. In no event will Purchaser be liable to Seller for any lost profits, lost savings or other consequential, incidental or special damages resulting from or arising out of or in connection with this agreement, the transactions or relationships contemplated hereby or purchaser’s performance or failure to perform hereunder, even if purchaser has been advised of the possibility of such damages.

17.Default.

17.1Events of Default. The following events will constitute an Event of Default hereunder: (a) Seller (i) defaults in the payment of any Obligations or (ii) in the performance of any provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any covenant, representation or warranty contained herein proves to be false or fails to remain true in any way, howsoever minor if such default continues for a period of ten (10) days after Seller’s actual knowledge or receipt of written notice thereof; provided that such ten (10) day period shall not apply in the case of (i) any default by Seller under Section 12.11 and Section 14.12; (ii) any default of such covenant or agreement which is not capable of being cured at all or within such ten (10) day period, or which has been the subject of a prior failure two (2) or more times during the term of this Agreement; (iii) an intentional breach by Seller of any such covenant or agreement; or (iv) the occurrence of any event described in any other clause of this Section 17.1, (b) Seller or any guarantor of the Obligations becomes subject to any debtor-relief proceedings, (c) any such guarantor fails to perform or observe any of such Guarantor’s obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, (d) any involuntary lien, garnishment, attachment or the like shall be issued against or shall attach to the Purchased Accounts, the Collateral or any portion thereof and the same is not released within fifteen (15) days; (e) Seller suffers the entry against it of a final judgment for the payment of money in excess of $100,000.00, unless the same is discharged within ten (10) days after the date of entry thereof; (f) Seller shall have a federal, state or other form of tax lien filed against any of its properties, or shall fail to pay any federal, state or other form of tax when due, or shall fail to timely file any federal or state tax form as and when due, subject to any permitted extensions.

17.2Effect of Default. Upon the occurrence of any Event of Default:

17.2.1In addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice.

17.2.2Purchaser shall be entitled to any form of equitable relief that may be reasonable and appropriate without having to establish the absence of an adequate remedy at law or other grounds other than to establish that its Collateral is subject to being improperly used, moved, dissipated or withheld from Purchaser. Purchaser shall be entitled to freeze, debit and/or effect a set-off against any fund or account Seller may maintain with any Bank and so notify such bank without regard to any draft that may have been issued and have not cleared. In the event Purchaser deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, Seller waives any requirement that Purchaser post or otherwise obtain or procure any bond. In the event Purchaser, in its sole and exclusive discretion, desires to procure and post a bond, Purchaser may procure and file with the court a bond in an amount up to and not greater than $10,000.00 notwithstanding any common or statutory law requirement to the contrary. Upon Purchaser’s posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with state law. Seller also waives any right it may be entitled to, including an award of attorney’s fees or costs, in the event any equitable relief sought by and awarded to Purchaser is thereafter, for whatever reason(s), vacated, dissolved or reversed.

17.2.3All of Seller’s rights of access to any online, internet services that Purchaser makes available to Seller, shall be provisional pending Seller’s curing of all such Events of Default. During such period of time, Purchaser may limit or terminate Seller’s access to Purchaser’s online services. Seller acknowledges that the information Purchaser makes available to Seller constitutes and satisfies any duty to respond to a Request for an Accounting or Request regarding a Statement of Account that is referenced in § 9-210 of the UCC.

17.2.4The Parties acknowledge that it shall be presumed commercially reasonable and Purchaser shall have no duty to undertake to collect any Account or Purchased Account including those in which Purchaser receives information from an Account Debtor that a Dispute exists. Furthermore, in the event Purchaser undertakes to collect from or enforce an obligation of an Account Debtor or other person obligated on Collateral and ascertains that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Purchaser may at any such time cease any further collection efforts and such action shall be considered commercially reasonable. Before Seller may, under any circumstances, seek to hold Purchaser responsible for any action (or inaction) Seller believes or alleges is or was not commercially reasonable, Seller shall be required to first notify Purchaser, in writing, of all reasons why Seller believes Purchaser has not acted in a commercially reasonable manner and advise Purchaser of the action that Seller believes Purchaser should take.

17.2.5All post-judgment interest shall bear interest at 18% per annum.

18.Account Stated. Purchaser’s books and records and electronically stored information shall be admissible in evidence without objection as to authenticity, hearsay or otherwise and shall be admissible as prima facie evidence of the status of the Purchased Accounts and non-Purchased Accounts and the Ledger Account between Purchaser and Seller. Each statement, report, or accounting rendered or issued by Purchaser to Seller and all electronically stored information made available or accessible to Seller through a website shall be deemed conclusively accurate and binding on Seller unless within fifteen (15) days after the date of issuance or, in the case of electronically stored information, the first of each month, Seller notifies Purchaser to the contrary by registered or certified mail, setting forth with specificity the reasons why Seller believes such statement, report, or accounting or electronically stored information is inaccurate, as well as what Seller believes to be correct.

19.Amendment and Waiver. Only a writing signed by all Parties hereto may amend this Agreement. No failure or delay in exercising any right hereunder shall impair any such right that Purchaser may have, nor shall any waiver by Purchaser hereunder be deemed a waiver of any default or breach subsequently occurring. Purchaser’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

20.Termination; Effective Date.

20.1The Term of this Agreement will commence on the Closing Date and, unless otherwise terminated in accordance with the terms hereof, shall continue for the Term (a “Termination Date”). Notwithstanding any termination of this Agreement or expiration or termination of the Term, the liabilities and obligations of Seller hereunder and the security interests of Purchaser hereunder shall continue in full force and effect until Complete Termination.

20.2But for Seller committing an Event of Default, Purchaser may terminate this Agreement by giving Seller not less than thirty-day’s (30) prior written notice of termination, whereupon this Agreement shall terminate on the earlier date of the date of termination or the end of the then current Term.

20.3Upon any Termination Date:

20.3.1All Obligations owing to Purchaser shall become immediately due and payable, and all Purchased Accounts shall be deemed charged back to Seller, without notice or demand.

20.3.2Purchaser shall at all times have the option, at Purchaser’s sole and exclusive discretion and without waiving its rights to exercise, inter alia, its rights under Section 17.2, to forebear from taking any action to enforce its rights under this Agreement and await receipt of payment on Purchased Accounts until all Obligations due and owing are paid in full.

20.3.3Regardless of any Termination Date occurring, whether or not due to an Event of Default, Seller shall take no action that would constitute a violation of this Agreement.

21.No Lien Termination without Release. In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Complete Termination has occurred. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

22.Conflict. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

23.Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

24.Enforcement. This Agreement and all agreements relating to the subject matter hereof is the product of negotiation and preparation by and among each of the Parties and its respective attorneys, and shall be construed accordingly.

25.Relationship of Parties.

25.1It is the express intention of the Parties that their relationship shall be that of a seller and purchaser in respect to the Purchased Accounts and once acquired by Purchaser, Seller shall no longer have any rights or title to any Purchased Account pursuant to § 9-318(a) of the UCC.

25.2Purchaser shall at no time be deemed to be or become a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser.

25.3Seller confirms and acknowledges that it does business as a commercial enterprise and that this Agreement is intended to be an “account purchase transaction,” as defined by Texas Finance Code §306.001(1) and pursuant to Texas Finance Code 306.103, it is conclusively established that no amount charged under this Agreement shall constitute interest. Seller further acknowledges that in accordance with 9-318 of the UCC, Seller will not retain any legal or equitable interest in any Purchased Account sold under this Agreement.

26.Attorneys’ Fees. Seller agrees to reimburse Purchaser on demand for: the actual amount of all reasonable out of pocket costs and expenses, including reasonable attorney’s fees, which Purchaser has incurred or may incur in protecting, preserving or enforcing any lien, security or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims or the defense of Purchaser’s lien priority; The actual amount of all reasonable out of pocket costs and expenses, including reasonable attorneys’ fees, which Purchaser may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of Seller’s plan.

27.Entire Agreement. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement. Purchase and Seller each acknowledge that there is no provision or subject matter in respect to this Agreement that either believes was negotiated or intended to be included herein, but has been omitted and each agree that by executing this Agreement Purchaser and Seller each waive any right to seek reformation in any form subsequent to the execution of this Agreement.

28.Choice of Law. This Agreement shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State without regard to any conflict of law principles.

29.Jury Trial Waiver.

29.1THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

30.Venue. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Purchaser so elects, be instituted in any state or United States District court sitting in Texas, in the nearest city in which Purchaser’s chief executive office is located (i.e., Dallas County, Texas) (the “Acceptable Forum”). Seller agrees that the Acceptable Forum is convenient to it, and submits to the jurisdiction of the Acceptable Forum and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum and any suit, action or proceeding initiated by Seller outside the Acceptable Forum or request to transfer any suit, action or proceeding from the Acceptable Forum shall constitute an independent breach of this Agreement.

31.Service of Process. Seller agrees that Purchaser may effect service of process upon Seller by regular mail at the address set forth herein or at such other address as may be reflected in the records of Purchaser, or at the option of Purchaser by service upon Seller’s agent for the service of process.

32.Assignment. Purchaser may assign its rights and delegate its duties hereunder. Upon such assignment, Seller shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Purchaser.

33.Miscellaneous.

33.1This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Purchaser’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Seller.

33.2In the event Seller’s principals, including, but not limited to its equity holders, officers or directors, during the Term of this Agreement or while Seller remains liable to Purchaser for any Obligations under this Agreement, directly or indirectly, including acting by, through or in conjunction with any other person, causes to be formed a new entity or otherwise become associated with any new or existing entity, whether corporate, partnership, limited liability company or otherwise, which operates a business similar to or competitive with that of Seller, or, Seller transfers any interest in the Purchased Accounts to any other person or entity or otherwise authorizes such person or entity to use any of the Seller’s Collateral or any interest in the Purchased Accounts, such entity shall be deemed to have expressly assumed the Obligations due Purchaser under this Agreement. With respect to any such person or entity, Purchaser shall be deemed to have been granted Purchaser an irrevocable power of attorney with authority to file, naming such newly formed or existing entity as Debtor, an initial UCC Financing Statement and to have it filed with any and all appropriate UCC filing offices. Purchaser shall be held harmless by Seller and its principals and be relieved of any liability as a result of Purchaser’s authentication and filing of any such Financing Statement or the resulting perfection of its ownership rights or Security Interests in such entity’s assets. Purchaser shall have the right to notify such entity’s Payors of Purchaser’s rights, including without limitation, Purchaser’s right to collect all Accounts and Payment Intangibles, and to notify any creditor of such entity that Purchaser has such rights in such entity’s assets.

33.3To the extent Seller has been granted such access, Seller expressly authorizes Purchaser to access and/or communicate with any Account Debtor’s information systems, whether or not internet web on-line based, in order to obtain or verify the status of any billing applicable to any Purchased Account or Eligible Account.

33.4Seller’s principal(s) acknowledge that the duty to accurately complete each Schedule of Accounts is critical to this Agreement and as such all obligations with respect thereto are non-delegable. Each of Seller’s principal(s) acknowledge that he/she shall remain fully responsible for the accuracy of each Schedule of Accounts delivered to Purchaser regardless of who is delegated the responsibility to prepare and/or complete such Schedule of Accounts.

33.5Seller shall fully complete and execute, as taxpayer, prior to or immediately upon the execution of this Agreement, a form 8821 (Rev. April 2004) issued by the Department of the Treasury, Internal Revenue Service or such other forms as may be requested by Purchaser, irrevocably authorizing Purchaser to inspect or receive tax information relating to any type of tax, tax form, years or periods or otherwise desired by Purchaser on an ongoing basis.

33.6Seller’s sole remedy for any breach alleged to have been committed by Purchaser of any obligation or duty owed under the Agreement, any other agreement between Seller and Purchaser or any duty or obligation arising out of or related to this Agreement shall be limited to any amount due from Purchaser to Seller hereunder at the time notice of such breach is first given to Purchaser, in writing. Under no circumstances shall Purchaser be liable for any incidental, special or consequential damages, including, but not limited to, loss of goodwill, loss of profit, or any other losses associated therewith, whether Purchaser did or did not have any reason to know of a loss that may result from any general or particular requirement of Seller.

33.7Seller acknowledges that neither the relationship created by this Agreement nor any subsequent services that Purchaser may offer to Seller shall entitle Seller to assert any form of tort claim, whether in the form of negligence or otherwise, against Purchaser and whether supported by statute, common law, or otherwise. Seller and Purchaser acknowledge that unless the terms of this Agreement create an express duty, the Parties do not intend for any duty to be implied or deemed included within this Agreement except that to the extent that an implied covenant of good faith may exist and in respect thereto, both Purchaser and Seller agree that in respect thereto, such duty, for the purpose of this Agreement, shall be limited so that neither party shall take any action to prevent the other party from performing under this Agreement.

33.8Seller agrees that the terms, the Purchaser’s business methods and trade secrets, and any and all other records and information whether or not specifically identified by Purchaser as confidential will be held by Seller in strict confidence and treated as the confidential property of Purchaser. Seller will not, except in the due performance of its duties or the enforcement of its rights under this Agreement, disclose any of the foregoing to any person, unless specifically authorized to do so, in writing, by Purchaser or unless required by law. Purchaser agrees that any and all records and information clearly and specifically identified by Seller as confidential will be held by Purchaser in strict confidence and treated as the confidential property of Seller. Purchaser will not, except in the due performance of its duties or the enforcement of its rights under this Agreement, disclose the records and information of Seller to any person, unless specifically authorized to do so in writing by Seller or unless required by law.

34.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

35.Notice.

35.1All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of such party, or (iii) actual receipt by such party or an employee or agent of such party. All notices to Purchaser shall be deemed given upon actual receipt by a responsible officer of Purchaser.

35.2For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER:

c/o Unique Logistics International, Inc.

154-09 146th Avenue, 3-B

Jamaica, New York 11434

Officer: Sunandan Ray

PURCHASER:

TBK Bank, SSB

3 Park Central, Suite 1700

12700 Park Central Drive

Dallas, Texas 75251

Officer: ____________

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this agreement on the day and year first above written.

SELLER:	PURCHASER:

UNIQUE LOGISTICS INTERNATIONAL, INC.	TBK BANK, SSB

By:	By:
Name:	Name:
Title:	Title:

UNIQUE LOGISTICS HOLDINGS, INC.

By:
Name:
Title:

UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC

By:
Name:
Title:

UNIQUE LOGISTICS INTERNATIONAL (BOS), INC.

By:
Name:
Title:

SCHEDULE A

1.Administrative Fee - $5,000.00

2.Annual Fee – 0.50% of the Maximum Facility.

3.Base Rate – the Base Index plus 3.00%.

4.Closing Fee – 0.50% of the Maximum Facility.

5.Field Exam Expenses – $1,200.00 per day per examiner plus reasonable travel expenses in respect to each field exam; provided, that, Seller shall not be required to reimburse Purchaser for the expenses of more than two (2) field examiners per day.

6.Late Rate– the Base Rate plus two percent (2%).

7.Misdirected Payment Fee - fifteen percent (15%) of the amount of any payment (but in no event less than $1,000.00) on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser (or deposited into a Collection Account) by no later than the fifth (5th) Business Day following the date of receipt by Seller, which such fee shall be waived the first time of such occurence, or thirty percent (30%) of the amount of any such payment which has been received by Seller as a result of any purposeful action taken by Seller to cause such payment to be misdirected and made to Seller.

8.Missing Notation Fee – fifteen percent (15%) of the Face Amount, which such fee shall only commence following the thirty (30) day anniversary of the date of this Agreement and which shall be further waived the first time of an occurrence in each Term. This fee shall only commence with respect to any new Specified Account Debtor which is added to Schedule B after the Effective Date following the thirty (30) days anniversary of the date of such addition.

9.Interest –  The Advances outstanding from time to time shall bear interest at the rate per annum equal to the Base Rate, such interest is payable by Seller on the first calendar day of each month for the immediate prior month.  Any Obligation not paid when due bear interest at the Late Rate, such interest payable by Seller on demand.  All such interest is computed on the basis of actual days elapsed and a 360-day year.

10.Purchase Fee – 0.125% of the Face Amount of each Purchased Account.

11.Trade Name – Approved trade or assumed names: None.

12.Wire Fees - $18.00.

SCHEDULE B

Exhibit A

FORM OF COMPLIANCE CERTIFICATE

[on Seller’s letterhead]

To:TBK Bank, SSB

3 Park Central

12700 Park Central Drive, Suite 1700

Dallas, TX  75251

Attn:  ________________________

Re:Compliance Certificate dated ____________  __, 20__

Ladies and Gentlemen:

Reference is hereby made to that certain Revolving Purchase, Loan and Security Agreement, dated as of June 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between UNIQUE LOGISTICS INTERNATIONAL, INC., a Nevada corporation (“Parent”), UNIQUE LOGISTICS HOLDINGS, INC., a Delaware corporation (“Holdings”) UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC, a Delaware limited liability company (“New York”), UNIQUE LOGISTICS INTERNATIONAL (BOS), INC., a Massachusetts corporation (“Boston” and, together with Parent, Holdings and New York, collectively, “Seller”), and TBK BANK, SSB, a Texas State Savings Bank (“Purchaser”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Loan Agreement.

Pursuant to Section 14.12 of the Loan Agreement, the undersigned chief financial officer of Seller hereby certifies as of the date hereof that:

1.The financial information of Seller furnished in Schedule 1 attached hereto has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Seller as of the date set forth therein.

2.Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Seller during the accounting period covered by the financial statements delivered pursuant to Section 14.12 of the Loan Agreement.

3.Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Seller have taken, are taking, or propose to take with respect thereto.

4.The representations and warranties of Seller set forth in the Loan Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5.As of the date hereof, Seller is in compliance with the applicable financial covenants contained in 12.11 of the Loan Agreement as demonstrated on Schedule 4 hereof.

6.If this Compliance Certificate is delivered in connection with a Restricted Payment, (a) the amount of such Restricted Payment is $______________, (b) as demonstrated on the schedule attached hereto, Loan Parties, on a combined basis, would have a Fixed Charge Coverage Ratio of not less than the ratio required as of such date under Section 12.11 for the trailing 12 month period then ended and calculated on a pro forma basis as if such payment were made during such period and (c) such payment satisfies the Restricted Payment Conditions.

[Signature page follows]

UNIQUE LOGISTICS INTERNATIONAL, INC.

By: _______________________________________

Name: ____________________________________

Title: _____________________________________

UNIQUE LOGISTICS HOLDINGS, INC.

By: _______________________________________

Name: ____________________________________

Title: _____________________________________

UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC

By: _______________________________________

Name: ____________________________________

Title: _____________________________________

UNIQUE LOGISTICS INTERNATIONAL (BOS), INC.

By: _______________________________________

Name: ____________________________________

Title: _____________________________________